EXHIBIT 10.26

FORM OF EMPLOYEE RESTRICTED STOCK AWARD AGREEMENT UNDER

RADNOR HOLDINGS CORPORATION

2005 OMNIBUS EQUITY COMPENSATION PLAN

This STOCK AWARD, dated as of                      (the “Date of Grant”), is delivered by Radnor Holdings Corporation (the “Company”) to                                      (“you” or “your”).

RECITALS

WHEREAS, the Radnor Holdings Corporation 2005 Omnibus Equity Compensation Plan (the “Plan”) provides for the grant of stock awards in accordance with the terms and conditions of the Plan. The Compensation Committee of the Board of Directors of the Company (the “Committee”) has selected you to receive a stock award under the Plan as an inducement for you to promote the best interests of the Company and its stockholders. A copy of the Plan is attached.

NOW, THEREFORE, the parties to this Agreement, intending to be legally bound hereby, agree as follows:

1. Conditions to Receiving Grant. As a condition of receiving this Stock Award and in consideration of receiving the Stock Award, you agree to abide by the following restrictive covenants. If you do not agree to the provisions of this Section 1, this Stock Award will be void and of no effect.

(a) Non-disclosure. At all times during your employment or service with the Company and continuing at all times after you cease to be employed by, or provide service to, the Company for any reason, and except as required by applicable law or in a judicial or administrative proceeding, you shall not disclose to anyone outside the Company, or use for the benefit of anyone other than the Company, any confidential or proprietary information relating to the Company’s business, whether acquired by you before, during or after employment or service with the Company. You acknowledge that the Company’s proprietary and confidential information includes, without limitation: (a) the business plans and financial statements, reports, data and projections of the Company, (b) identities and addresses of consultants or customers or other confirmation information relating to or dealing with the business operations or activities of the Company and its affiliates; and (c) information concerning trade secrets of the Company and its affiliates. The provisions of this Section 1 shall survive any termination or expiration of this Agreement.

(b) Non-competition and Non-solicitation. At all times during your employment or service with the Company and for a period of twelve (12) months following the date you cease to be employed by, or provide service to, the Company for any reason, you shall not, without the prior written consent of the Company, become involved, directly or indirectly, whether alone or as a partner, joint venturer, franchisee, franchisor, officer, director, employee, independent contractor, employer, agent, or shareholder (or other passive owner of greater than a one percent interest in a publicly traded company) in any business that competes with the Company or its affiliates. In addition, at all times during your employment or service with the Company and for a period of twelve (12) months following the date you cease to be employed by, or provide service to, the Company for any reason, you shall not, directly or indirectly, (a) solicit or induce, or attempt to solicit or induce, any employee, consultant or independent contractor of the Company to leave the Company for any reason whatsoever, or hire any employee, consultant or independent contractor of the Company, or (b) solicit the trade of, or otherwise do business with any customer of the Company so as to offer or sell any product or services which would be materially competitive with any product or service sold by the Company during such period.

(c) Injunctive Relief. You acknowledge that your failure to perform any of the covenants in this Section 1 would cause irreparable injury to the Company and cause damages to the Company that would be difficult or impossible to ascertain or quantify. Accordingly, without limiting any other remedies that may be available with respect to any breach of this Section 1, you consent to the entry of an injunction to restrain any breach of this Section 1, without the posting of a bond.

(d) Scope. For purposes of this Section 1, as applicable, the term “Company” shall include the Company and all of its subsidiaries.

2. Stock Award. Subject to the terms, restrictions and other conditions set forth in this Agreement and the Plan, the Company hereby grants to you              (        ) shares of non-voting common stock of the Company (the “Stock Award”) in consideration for the valuable services that you provide to the Company. You may not transfer shares subject to the Stock Award or subject them to any security interest until the shares have become vested pursuant to this Agreement and the Plan.

3. Vesting and Nonassignability of Stock Award.

(a) The shares subject to the Stock Award will become vested, and the restrictions described in this Section 3 will lapse, according to the following vesting schedule, if you continue to be employed by, or provide service to, the Employer (as defined in the Plan) from the Date of Grant until the applicable vesting date:

Vesting Date	Vested Shares

The vesting of the shares subject to the Stock Award will be cumulative, but will not exceed 100% of the shares. If the foregoing schedule would produce fractional shares, the number of shares that vest will be rounded down to the nearest whole share.

(b) If you cease to be employed by, or provide service to, the Employer on account of your Retirement (as defined in the Plan), Disability (as defined in the Plan) or death at any time during the period before the shares subject to the Stock Award are fully vested (the “Restriction Period”), the restrictions and conditions on shares subject to the Stock Award that are not vested as of the date your employment or service terminates will immediately lapse and the shares will become fully vested.

(c) If you cease to be employed by, or provide service to, the Employer for any reason other than on account of your Retirement, Disability or death at any time during the Restriction Period, the shares subject to the Stock Award that are not vested as of the date the your employment or service terminates will be forfeited and must be immediately returned to the Company.

(d) During the Restriction Period, you may not assign, transfer, pledge or otherwise dispose of the non-vested shares subject to the Stock Award. Any attempt to assign, transfer, pledge or otherwise dispose of the shares contrary to the provisions hereof, and the levy of any execution, attachment or similar process upon the shares, will be null, void and without effect.

4. Issuance of Certificates.

(a) Stock certificates representing the shares subject to the Stock Award may be issued by the Company and held in escrow by the Company until the shares vest, or the Company may hold non-certificated shares until the shares vest. During the Restriction Period, you will receive any cash dividends with respect to the shares subject to the Stock Award, will have the same right to vote the shares as you would if the shares had vested and may participate in any distribution pursuant to a plan of dissolution or complete liquidation of the Company. In the event of a dividend or distribution payable in stock or other property or a reclassification, split up or similar event during the Restriction Period, the shares or other property issued or declared with respect to the non-vested shares subject to the Stock Award will be distributed and paid currently without regard to whether the shares to which they relate are vested.

(b) When you obtain a vested right to shares subject to the Stock Award, a certificate representing the vested shares will be issued to you, free of the restrictions under Section 3 of this Agreement.

(c) The obligation of the Company to deliver shares upon the vesting of the Stock Award will be subject to all applicable laws, rules, and regulations and such approvals by governmental agencies as may be deemed appropriately to comply with relevant securities laws and regulations.

5. Change of Control. The provisions of the Plan applicable to a Change of Control will apply to the Stock Award, and, in the event of a Change of Control, the Board may take such actions as it deems appropriate pursuant to the Plan.

6. Right of First Refusal; Repurchase Right; Shareholder’s Agreement. As a condition of receiving this grant, you hereby agree that (a) after the restrictions described in Section 3 of this Agreement lapse with respect to all or part of the shares, the shares that are no longer subject to such restrictions shall be subject to a right of first refusal and repurchase right as described in the Plan, and (b) the Board may require that you execute a shareholder’s agreement, in such form as the Board determines, with respect to the shares issued under the Plan.

7. Grant Subject to Plan Provisions. This grant is made pursuant to the Plan, the terms of which are incorporated herein by reference, and in all respects will be interpreted in accordance with the Plan. The grant is subject to interpretations, regulations and determinations concerning the Plan established from time to time by the Board in accordance with the provisions of the Plan, including, but not limited to, provisions pertaining to (a) rights and obligations with respect to withholding taxes, (b) the registration, qualification or listing of the shares, (c) changes in capitalization of the Company, and (d) other requirements of applicable law. The Board will have the authority to interpret and construe the grant pursuant to the terms of the Plan, and its decisions will be conclusive as to any questions arising hereunder.

8. Withholding. You will be required to pay to the Company, or make other arrangements satisfactory to the Company to provide for the payment of, any federal, state, local or other taxes that the Employer is required to withhold with respect to the grant or vesting of the shares subject to the Stock Award. Subject to Board approval, you may elect to satisfy any tax withholding obligation of the Employer with respect to the Stock Award by having shares withheld up to an amount that does not exceed the minimum applicable withholding tax rate for federal (including FICA), state, local and other tax liabilities.

9. Tax Consequences. You hereby acknowledge that you have reviewed with your own tax advisors the federal, state, local and foreign tax consequences of this investment and the transactions contemplated by this Agreement and that you are relying solely on such advisors and not on any statements or representations of the Company or any of its agents. You understand that you (and not the Company) will be responsible for your own tax liability that may arise as a result of this investment or the transactions contemplated by this Agreement. Your further understand that section 83 of the Code taxes as ordinary income the difference between the amount paid for the shares subject to the Stock Award and the Fair Market Value (as defined in the Plan) of the shares subject to the Stock Award as of the date any restrictions on such shares lapse pursuant to Section 3 of this Agreement and that you may elect to be taxed at the time the Stock Award is granted rather than when and as the vesting period expires by filing an election under section 83(b) of the Code with the Internal Revenue Service within thirty (30) days from the Date of Grant. A memorandum describing the tax consequences under Code section 83 and the form for making a Section 83(b) election is attached as Exhibit A hereto.

YOU HEREBY ACKNOWLEDGE THAT IT IS YOUR SOLE RESPONSIBILITY AND NOT THE COMPANY’S TO TIMELY FILE THE ELECTION UNDER SECTION 83(b), EVEN IF YOU REQUEST THE COMPANY OR ITS REPRESENTATIVES TO MAKE THIS FILING ON YOUR BEHALF.

10. Other Restrictions on Sale or Transfer of Shares.

(a) You are acquiring the shares underlying this Agreement solely for investment purposes, with no present intention of distributing or reselling any of the shares or any interest therein. You acknowledge that the shares have not been registered under the Securities Act of 1933, as amended (the “Securities Act”).

(b) You are aware of the applicable limitations under the Securities Act and under the Plan relating to a subsequent sale, transfer, pledge or other assignment or encumbrance of the shares. You further acknowledge that the shares must be held indefinitely unless they are subsequently registered under the Securities Act and applicable state securities laws or an exemption from such registration is available.

(c) You will not sell, transfer, pledge, donate, assign, mortgage, hypothecate or otherwise encumber the shares underlying this Agreement unless the shares are registered under the Securities Act or the Company is given an opinion of counsel reasonably acceptable to the Company that such registration is not required under the Securities Act.

(d) You realize that there is no public market for the shares underlying this Agreement, that no market may ever develop for them, and that they have not been approved or disapproved by the Securities and Exchange Commission or any governmental agency.

11. No Employment or Other Rights. This grant will not confer upon you any right to be retained by or in the employ or service of the Company and will not interfere in any way with the right of the Company to terminate your employment or service at any time. The right of the Company to terminate at will your employment or service at any time for any reason is specifically reserved.

12. Assignment by Company. The rights and protections of the Company hereunder will extend to any successors or assigns of the Company and to the Company’s parents, subsidiaries, and affiliates. This Agreement may be assigned by the Company without your consent.

13. Applicable Law. The validity, construction, interpretation and effect of this instrument will be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, without giving effect to the conflicts of laws provisions thereof.

14. Notice. Any notice to the Company provided for in this instrument will be addressed to the Company in care of the President at the Company’s corporate headquarters, and any notice to you will be addressed to you at the current address shown on the payroll of the Company, or to such other address as you may designate to the Employer in writing. Any notice will be delivered by hand, sent by telecopy or enclosed in a properly sealed envelope addressed as stated above, registered and deposited, postage prepaid, in a post office regularly maintained by the United States Postal Service.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Company has caused its duly authorized officers to execute and attest this instrument, and you have placed your signature hereon, effective as of the Date of Grant.

RADNOR HOLDINGS CORPORATION

Attest:

By:

I hereby accept the Stock Award described in this Agreement, and I agree to be bound by the terms of the Plan and this Agreement. I hereby further agree that all the decisions and determinations of the Board will be final and binding.

[Name of Employee]

Date

[Exhibits Intentionally Omitted]